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                                                                   EXHIBIT 10.15




                                  CONFIDENTIAL

July 20, 1998

Mr. Drew Levin
Team Communications Group, Inc.
12300 Wilshire Boulevard, Suite 400
Los Angeles, CA 90025

VIA FACSIMILE

RE:      Credit Request for Team Communications Group, Inc.

Dear Drew:

We are pleased to express our interest in considering the credit accommodations described below. This letter is not intended to constitute a commitment to lend on the part of Imperial Bank ("Bank"), but only to summarize for discussion purposes the credit accommodations which we are interested in considering at this time.

BORROWER:                Team Entertainment Group, Inc. and wholly owned
                         subsidiaries ("Team" or "the Company")

FACILITY:                $10,000,000 collateralized revolving credit facility
                         ("the Facility")

PURPOSE: To offset cash flow timing differences that arise between the production and marketing of product and the collection of related accounts and contracts receivable.

MATURITY:                July 31, 1999.

SECURITY:                Perfected first security priority interest in all
                         assets of the Company including but not limited to all domestic and foreign accounts, inventory, equipment, accounts receivable, and contract receivables.

                         In addition, the following will be required:

Assignment of all copyrights and mortgage of copyrights including but not limited to all film assets and pictures.


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                         Laboratory pledgeholder agreements with all facilities
                         holding physical elements of film and video product produced by the Company.

                         Assignment of (or a right of equivalent access under) all laboratory access letters or documents allowing access to the physical elements of film, video and television product coterminous with the rights of the Company on acquired product.

COMMITMENT FEE:          2.0% of the amount of the Facility, which is due
                         and payable on signing of loan documentation.

UNUSED COMMITMENT FEE:   0.50% on unused portion of the Commitment Amount.
                         Calculation shall be on the basis of actual days elapsed in a year of 360 days and payable quarterly in arrears.

INTEREST RATE:           One and a half percent (1.50%) above Imperial Bank's
                         announced Prime Rate as it may vary from time to time on the portion of the commitment which is not secured by cash. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days and payable monthly in arrears.

                         Two percent (2.00%) per annum plus the one, three, or six month LIBOR rate as quoted from time to time to the Bank on any cash-secured borrowings. No more than five LIBOR loans may be outstanding at any one time and shall be in amounts of not less than $1,000,000.

BORROWING BASE:          Total outstandings under the Facility will be limited
                         to the amount eligible under the Borrowing Base computed in accordance with the following: TIER 1, 90% of all completed domestic product which includes contracts receivable (or accounts receivable) from the major US television networks, major pay cable channels and cable networks, and independent television stations due within the next rolling 12 months from the date of calculation of the Borrowing Base plus TIER 2, 75% of foreign contracts receivable (or accounts receivable) from Approved Territories and debtors for completed product due within 12 months from the date of calculation of the Borrowing Base plus TIER 3, 15% of foreign contracts receivable (or accounts receivable) from Secondary Territories and debtors for completed product due within 12 months from the date of calculation of the Borrowing Base, plus TIER 4, 100% of 100% of all

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                         cash balances (certificates of deposit) and 85% to 90%
                         against liquid investments as deemed acceptable by Imperial Bank.

                         Any payment more than 90 days past the contractual due date shall be eliminated from the Borrowing Base. Amounts due from a single obligor which represent amounts in excess of 20% of the current total contract and accounts receivable amount shall be eliminated from the Borrowing Base. Bank, in its sole and absolute discretion, will consider higher concentration limitations on a case by case basis for individual account debtors as the need arises.

                         Any obligor for which 25% of its balance exceeds 90 days past due will be eliminated from the Borrowing Base (whichever is less). Additionally, any related contra accounts payable will offset the related receivable.

                         The Borrowing Base is further limited to caps on the tiers as follows: TIER 1, $5,000,000; TIER 2, $2,500,000 or 50% of eligible contract and accounts receivable (whichever is less); and TIER 3, $1,000,000 or 20% of eligible contract and accounts receivable (whichever is less) and TIER 4, $5,000,000.

MANDATORY
PREPAYMENT:              At any time that the total outstandings exceed the
                         lesser of the Borrowing Base or the Commitment, the Company shall pay down the outstandings within three
                         (3) calendar days.

REPRESENTATION
AND WARRANTIES:          The usual for facilities and transactions of this type
                         and others, including but not limited to corporate existence, good standing, authorization, financial statements, title to assets and film rights, no material adverse change, litigation, no violation of agreements or instruments, compliance with laws, taxes, and accuracy of information.


In connection with the foregoing credit facility, the following additional terms and conditions will also apply.


FINANCIAL REPORTING
REQUIREMENTS:

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                         1.)  Quarterly financial statements, within 45 days
                              after and as of the end of each fiscal quarter;

                         2.) Audited annual financial statements, within 90 days after and as of the end of each fiscal year;

                         3.) Accounts and contracts receivable agings within 15 days after and as of the end of each month in form satisfactory to the Bank.

                         4.)  A Borrowing Base Certificate, in a form
                              satisfactory to the Bank, presented within 15 days after and as of the end of each month and the amount of outstanding borrowings allowed at any one time under the facility will be re-set upon its presentation. Failure to present the Certificate within three (3) business days after the 15th of any month will result in an Event of Default if there are any outstanding borrowings. No further borrowings may occur prior to the delivery of the certificate.

                         5.) Cash flow projections covering a rolling forward 12 month period, to be submitted quarterly within 45 days after and as of the end of each fiscal quarter.

COVENANTS:

Normal negative, affirmative and financial covenants including but not limited to the following:

                         1.) Reasonable financial covenants and ratios will be established for earnings, tangible net worth, working capital, leverage, capital expenditures and other relevant figures. The covenants and ratios will be based upon financial projections which have been delivered by the Company and are acceptable to Bank.

                         2.) Maintain adequate casualty and liability insurance on all property.

                         3.) Comply with all federal, state and local laws and regulations.

                         4.) No mortgage or pledge of any assets without obtaining prior permission from Bank.

                         5.) The Company shall maintain all primary business accounts at Bank.

                         6.)  Any other covenant as deemed necessary by Bank.


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EXPENSES AND
INDEMNIFICATION:         All out-of-pocket expenses of Imperial associated with
                         the performance of due diligence by Imperial, and with the preparation, execution and delivery, waiver or modification, and enforcement of the Credit Agreement, and any other documentation contemplated hereby are to be paid by the Company.

                         Such fees include the expenses of Imperial's counsel, the cost of technical and other consultants, specifically those costs associated with the periodic ABL audits, as well as standard processing and servicing fees.

CONDITIONS PRECEDENT
TO LENDING:              Including but not limited to:

                         1.) Satisfactory completion of our credit and financial investigation, which at the sole discretion of Bank, shall evidence that all information provided by the Company is accurate. This investigation will include a Collateral Examination by the Bank's Asset Based Lending Group and an appraisal of the Company's intellectual property by an appraiser approved by Bank.

                         2.)  No material adverse change in business,
                              operations, profits or prospects of the Borrower or in the condition of assets of the above prior to funding.

                         3.) Completion of all documentation and final terms of the proposed financing satisfactory to Bank.

                         4.) Formal credit approval by Bank's Commercial Loan Administration.

                         5.) Evidence satisfactory to Bank of the perfection of all security interests to the lender and that there are no prior security interests on any collateral.

                         6.) $5,000,000 in cash held at Bank as collateral for the line of credit.


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                         7.)  The successful completion of an Initial Public
                              Offering with net proceeds to the Company of no less than $6,500,000.


This letter is provided solely for you information and is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third person, except those that are in a confidential relationship with you, or where the same is required by law. As mentioned, this letter does not constitute a commitment to lend on the part of Imperial Bank. We expect to engage in further conversations with you and to obtain additional information before deciding whether a commitment and under what terms and conditions for such commitment would be made. While this letter may form the basis for future discussions, you understand that Imperial Bank will not be committed to provide credit to the Borrower unless the commitment is evidenced in writing.


                                Sincerely yours,
                          IMPERIAL ENTERTAINMENT GROUP




Valerie Brosset                                                    Morgan Rector
Assistant Vice President                                               President


cc: Ken Libkin, Senior Vice President/Commercial Loan Administration

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